Exhibit 21.1

American Railcar Industries, Inc. wholly owns the following companies:

Subsidiary

1.	Castings LLC, a Delaware limited liability company

2.	American Railcar Paragould I LLC, an Arkansas limited liability company

3.	American Railcar Paragould II LLC, an Arkansas limited liability company

4.	American Railcar Marmaduke I LLC, an Arkansas limited liability company

5.	American Railcar Marmaduke II LLC, an Arkansas limited liability company

6.	Southwest Steel I, LLC, a Texas limited liability company

7.	Southwest Steel II, LLC, a Texas limited liability company

8.	Southwest Steel III, LLC, a Texas limited liability company

9.	ARI Fleet Services of Canada, Inc., a corporation registered in Toronto, Ontario, Canada

10.	ARI Acquisition Sub, LLC, a Delaware limited liability company

Custom Steel, Inc., a Kentucky corporation, is wholly owned by ARI Acquisition Sub, LLC, a Delaware limited liability company.

Castings, LLC is a joint venture partner in Ohio Castings Company, LLC, a Delaware limited liability company.